Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (the “Third Amendment”) is made and entered into this 6th day of May, 2015 (the “Effective Date”), by and between SG PLAZA HOLDINGS, LLC, a Delaware limited liability company ("Landlord"), and REXAHN PHARMACEUTICALS, INC., a Delaware corporation ("Client").

WHEREAS, The Realty Associates Fund V, L.P., as landlord (“Original Landlord”), and Client entered into a Standard Office Lease and Addendum thereto (“Addendum”), both dated June 5, 2009; and Landlord, as successor in interest to Original Landlord, and Client entered into a First Amendment to Lease dated June 7, 2013 (“First Amendment”), and a Second Amendment to Lease dated July 26, 2014 (“Second Amendment”) (collectively, the “Lease”), under which Client leases approximately seven thousand one hundred three (7,103) rentable square feet of space on the fourth (4th) floor of the Building (the “Premises”), comprised of Suite 455 (approximately 5,466 rentable square feet) and Suite 475 (approximately 1,637 rentable square feet), in the building located at 15245 Shady Grove Road, Rockville, Maryland 20850, and known as Shady Grove Plaza (the “Building”); and

WHEREAS, the Lease is scheduled to expire on June 30, 2019 with respect to Suite 455; and

WHEREAS, the Lease is scheduled to expire on August 31, 2015 with respect to Suite 475; and

WHEREAS, Landlord and Client wish, among other matters, to amend the Lease to extend the term of the Lease with respect to Suite 475, all on the terms hereinafter contained.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1.            Suite 475 Extension Term/Option to Renew.

a.             The “Suite 475 Extension Term” shall commence on September 1, 2015 (the “Suite 475 Extension Term Commencement Date”) and shall expire on August 31, 2016.

b.             As of the Effective Date, Section 2.b. of the Second Amendment (regarding Client’s option to renew the Term for Suite 475) is deleted in its entirety and replaced with this Section 1.b.  Client shall have the right to extend the term of the Lease for Suite 475 for one (1) additional one (1) year lease term (the "Suite 475 Renewal Term"), provided that (i) Client has not been in default under the Lease at any time during the term of the Lease for Suite 475; (ii) Client has not previously assigned the Lease or sublet any part or all of the Premises; (iii) Client has delivered to Landlord written notice of its intention to exercise this option, not less than six (6) full months prior to the end of the Suite 475 Extension Term; (iv) all lease terms for the Suite 475 Renewal Term shall be the same as in the Lease, as amended by this Third Amendment, except that the Base Rent payable for Suite 475 during the Suite 475 Renewal Term shall be as set forth in Section 2 below; and (v) if Landlord and Client fail to agree as to all terms and sign an amendment to the Lease extending the term of the Lease for Suite 475 as provided in this Section 1.b. at least 120 days prior to the end of the Suite 475 Extension Term, all time periods for Client herein being of the essence, then, at Landlord's option, Client's option to extend the term of this Lease for Suite 475 shall lapse and Client's renewal option shall be of no force and effect.  The renewal option for Suite 475 is personal to Client and is non-transferable.  Client’s option to renew with respect to Suite 455 under Section 4 of the Addendum shall not apply with respect to Suite 475.

2.            Base Rent Payable for Suite 475 during the Suite 475 Extension Term and Suite 475 Renewal Term.  Effective as of Suite 475 Extension Term Commencement Date and during the Suite 475 Extension Term, Client shall pay to Landlord Base Rent for Suite 475 at the rate of Twenty-eight and 89/100 Dollars ($28.89) per rentable square foot of space, in legal tender, at Landlord’s office, the annual sum of Forty-Seven Thousand Two Hundred Ninety-two and 93/100 Dollars ($47,292.93), payable in equal monthly installments of Three Thousand Nine Hundred Forty-one and 08/100 Dollars ($3,941.08), in advance, promptly on the first day of each calendar month of the Suite 475 Extension Term, without notice or demand, the same being hereby waived, and without any setoff, deduction, or recoupment whatsoever.  In the event that Client exercises its right to renew the Lease with respect to Suite 475 as set forth in Section 1 above, the Base Rent payable for Suite 475 during the Suite 475 Renewal Term shall be Twenty-nine and 61/100 Dollars ($29.61) per rentable square foot of space, the annual sum of Forty-Eight Thousand Four Hundred Seventy-one and 57/100 Dollars ($48,471.57), payable in accordance with the provisions of the Lease in legal tender, at Landlord’s office, in equal monthly installments of Four Thousand Thirty-nine and 30/100 Dollars ($4,039.30).  The Base Rent payable under this Section 2 is for Suite 475 only and is in addition to the Base Rent payable for the Suite 455.

3.            Operating Expenses and Real Property Taxes Payable for Premises During Suite 475 Term.   During the Suite 475 Extension Term, Client shall continue to pay to Landlord Client’s Share of increased Operating Expenses and Client’s Share of increased Real Property Taxes for the Premises in accordance with the provisions of the Lease, as amended by the First and Second Amendments.

4.            Improvements to Expansion Premises.  Client agrees to accept Suite 475 in its then “as is" condition as of the Suite 475 Extension Term Commencement Date.

5.            Brokerage.  Client warrants that it has had no dealings with any broker or agent other than Studley, Inc., Client’s agent, and Lincoln Property Company, Landlord’s agent, in connection with the negotiation or execution of this Third Amendment, and Client agrees to indemnify Landlord against all costs, expenses, attorneys' fees or other liability for commissions or other compensation or charges claimed by any other broker or agent claiming the same by, through or under Client.

6.            Defined Terms.  Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

7.            Headings.  Headings contained in this Third Amendment are for convenience only and are not substantive to the provisions of this Third Amendment.

8.            Lease Terms Ratified.  Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed, and shall apply to the Premises during the Suite 475 Extension Term.  Client certifies to Landlord that the Lease is in full force and effect, that Landlord is not in default or breach of any of Landlord's obligations under the Lease, and that Client is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, would constitute a default by Landlord under the Lease.

IN WITNESS WHEREOF, the parties have executed this Third Amendment by affixing their hands and seals as of the date noted above.

Client:

WITNESS/ATTEST:	REXAHN PHARMACEUTICALS, INC., a Delaware corporation

/s/ Mark Lee	By:	/s/ Peter Suzdak	[SEAL]
Name: Peter Suzdak
Title: CEO

Landlord:

WITNESS/ATTEST:	SG PLAZA HOLDINGS, LLC, a Delaware limited liability company

/s/ Natalia Maselli	By:	/s/ Andrew Nathan
Andrew Nathan, CEO